Exhibit (c)(2)(i)

ISSUE 27 - 1
PREPARED FOR US1 INDUSTRIES, INC.
FAIRNESS OPINION OF US1 INDUSTRIES, INC.
EXECUTIVE SUMMARY
PREPARED BY CAMBRIDGE PARTNERS & ASSOCIATES

COMPANY BACKGROUND

US 1 Industries, Inc., is a holding company that owns subsidiary operating companies, most of which are interstate trucking companies operating in 48 states.

US 1 was incorporated in California under the name Transcon Incorporated on March 3, 1981.

During 2009, Operating Subsidiaries, utilized the services of approximately 168 agents. No agent has accounted for more than 10% of revenue during 2009, 2008 or 2007.  The Company, through its subsidiaries, shipped freight for approximately 1,000 customers in 2009, none of which accounted for more than 10% of the Company's revenues.

At December 31, 2009, the Operating Subsidiaries had approximately 89 full-time employees.

[1] Per share value ascribed based on market value of a 13.3% interest in American Inter- Fidelity Exchange (AIFE).  Refer to accompanying valuation schedules for AIFE.

[2] Based on book equity values

[3] Real Estate.  Incremental impact on value not captured in valuation approaches.  Difference between realizable value from net offer and capitalized net rental income reflected in value indications via the income and market approaches.

	MARKET VALUE		WTD

MARKET TRANSACTION APPROACH INDICATION (ROUNDED)	25,000		25%

MARKET COMPARABLE APPROACH INDICATION (ROUNDED)	29,000		25%

INCOME APPROACH INDICATION (ROUNDED)	28,000		50%

BUSINESS ENTERPRISE VALUE-Optimal Working Capital	27,500

LESS: OPTIMAL WORKING CAPITAL @ 11.0% of Sales	21,745

ADD: EXISTING DEBT-FREE WORKING CAPITAL	22,791

VALUE OF INVESTED OPERATING CAPITAL	29,000

ADD: TOTAL NON-OPERATING ASSETS (NET)	530	[3]

INDICATED VALUE OF INVESTED CAPITAL	$30,000

LESS: LONG TERM DEBT	(10,000)

INDICATED VALUE OF EQUITY - TOTAL CONTROL BASIS	$19,530

LESS: INDICATED VALUE OF MINORITY INTEREST	953	[2]

INDICATED VALUE OF COMMON EQUITY - TOTAL CONTROL BASIS	18,577
DIVIDED BY: NUMBER OF COMMON SHARES OUTSTANDING	14,243

INDICATED VALUE PER COMMON SHARE	$1.30

PLUS: INDICATED VALUE OF AIFE CONTRIBUTION TO US1 INDUSTRIES INTEREST ON PER SHARE BASIS	0.11	[1]

INDICATED VALUE PER COMMON SHARE W/ AIFE CONTRIBUTION	$1.42